Exhibit 5.1

November 12, 2009

SolarWinds, Inc.

3711 South MoPac Expressway

Building Two

Austin, Texas 78746

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-1 filed on November 12, 2009 (the “Abbreviated Registration Statement”) by SolarWinds, Inc. (the “Company”) with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 2,300,000 shares of common stock of the Company, $0.001 par value per share (the “Secondary Shares”), all of which are being offered by the selling stockholders of the Company identified in the Initial Registration Statement (as defined below) and 300,000 of which may be sold by such selling stockholders in the event of the underwriters’ exercise of an over-allotment option granted by such selling stockholders. The Secondary Shares are to be sold to the underwriters for resale to the public together with the securities registered pursuant to a registration statement on Form S-1 (File No. 333-162661) that was declared effective on November 12, 2009 (the “Initial Registration Statement”) and the underwriting agreement filed as an exhibit to such Initial Registration Statement. As the Company’s legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by the Company in connection with the sale of the Secondary Shares.

As counsel for the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

We are members of the bars of the State of California and the State of Texas, and we do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the foregoing) and the federal law of the United States of America.

On the basis of the foregoing, we are of the opinion that the Secondary Shares have been validly issued, fully paid and are nonassessable.

We consent to the use of this opinion as an exhibit to the Abbreviated Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the prospectus forming part of the Initial Registration Statement.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation